Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
www.tcfbank.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF Requests Dismissal of Lawsuit Challenging Durbin Amendment

WAYZATA, MN, June 30, 2011 – On June 29, 2011, the Eighth Circuit Court of Appeals affirmed a U.S. District Court ruling to deny TCF National Bank’s (“TCF”) motion for a preliminary injunction against the implementation of the Durbin Amendment.   The decision was based largely on the grounds that at this stage of the litigation, it was not clear that the exemption for banks with total assets under $10 billion would be effective.  In view of this ruling along with yesterday’s announcement of the Federal Reserve Board’s final rule on debit interchange, which does not resolve the question of the potential effectiveness of the $10 billion exemption, TCF today decided to ask that the U.S. District Court in South Dakota dismiss its case without prejudice.

“While we continue to believe that the Durbin Amendment is unconstitutional because it requires below-cost pricing and exempts 99% of all U.S. banks, we believe our lawsuit has served its purpose in demonstrating the unfairness of the Durbin Amendment and that it is time for us to move on,” said William A. Cooper, Chairman and Chief Executive Officer.  “The Federal Reserve Board’s final rule is an improvement from its initial proposal and recognizes many of the points we made in our case.”

The Durbin Amendment was included by Congress in the Dodd-Frank Act of 2010.  The Durbin Amendment ordered the Federal Reserve Board, for the first time, to enact regulations that strictly limit the amount of interchange fees merchants pay to banks when a bank’s customer uses their debit card to make purchases. These new limits apply to banks with $10 billion or more in total assets.  The Federal Reserve Board issued its final rule on June 29, 2011.

TCF National Bank is a subsidiary of TCF Financial Corporation (NYSE: TCB), a Wayzata, Minnesota-based national bank holding company with $18.7 billion in total assets.  TCF has 442 branches in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services.  TCF also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in the U.S. and Canada.   For more information about TCF, please visit www.tcfbank.com.

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